AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
XXXXXXXXXXX

=====================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------
                                    FORM S-8 POS

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
              CORRECTING S-8 REGISTRATION STATEMENT
                PREVIOUSLY FILED ON APRIL 17, 2000
                       FILE NO. 333-34904
              ----------------------------------------------------

                       MASTERPIECE TECHNOLOGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                      UTAH
         (State or other jurisdiction of incorporation or organization)

                                   91-1793053
                      (IRS Employer Identification Number)

                        455 WARDS CORNER ROAD, SUITE 700
                              LOVELAND, OHIO, 45140
                    (Address of principal executive offices)

                      NEWELL D. CRANE, B.S., M.B.A., PH.D.
                       MASTERPIECE TECHNOLOGY GROUP, INC.
                        455 WARDS CORNER ROAD, SUITE 700
                              LOVELAND, OHIO, 45140
                     (Name and address of agent for service)

                                 (513) 831-6647
          (Telephone number, including area code of agent for service)

                              CONSULTING AGREEMENT
                            (Full title of the Plan)
          -------------------------------------------------------------

                                    COPY TO:
                             James B. Parsons, P.S.
                               James B. Parsons
                       500 108th Avenue NE, Suite 1710
                            Bellevue, WA 98004

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
Title of Securities     Amount               Proposed              Proposed               Amount of
to be registered         To be                 Maximum              Maximum             Registration
                                  Registered        Offering Price         Aggregate             Fee
                                                           Per Share              Offering Price
---------------------------------------------------------------------------------------------------------------------
Common Stock,
  $.001 par value            0                $3.00.                $0.00               $0.00
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rue 457 under the Securities Act of 1933.


                       MASTERPIECE TECHNOLOGY GROUP, INC.

         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-B


             FORM S-8 ITEM NUMBER AND CAPTION                            CAPTION I
PROSPECTUS
             --------------------------------                            ---------------------
1.  Forepart of Registration Statement and Outside Front              Facing  Page  of  Registration
Statement  and
    Cover Page of Prospectus                                          Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of                      Inside  Cover Page of  Prospectus
and Outside
    Prospectus                                                        Cover Page of Prospectus

3.  Summary Information, Risk Factors and Ratio of                    Not Applicable
    Earnings to Fixed Charges

4.  Use of Proceeds                                                   Not Applicable

5.  Determination of Offering Price                                   Not Applicable

6.  Dilution                                                          Not Applicable

7.  Selling Security Holders                                          Not Applicable

8.  Plan of Distribution                                              Not Applicable

9.  Description of Securities to be Registered                        Consulting Agreement

10.  Interest of Named Experts and Counsel                            Not Applicable

11.  Material Changes                                                 Not Applicable

12.  Incorporation of Certain Information by Reference                Information Incorporated by
Reference

13.  Disclosure of Commission Position on                             Indemnification
     Indemnification for Securities Act Liabilities



PROSPECTUS


                       MASTERPIECE TECHNOLOGY GROUP, INC.
                         268,783 Shares of Common Stock
                                ($.001 Par Value)

         This Prospectus is part of a Registration Statement which registers an aggregate 268,783 shares of common stock, $.001 par value, common stock of Masterpiece Technology Group, Inc. (the "Company") which may be issued as set forth herein to the following named persons:

                     NAME                            NUMBER OF SHARES
                     ----                            ----------------
         James B. Parsons                              21,000
         Jim Hennig                                    30,000
         Thad Vaughn                                   30,000
         Dan Rivera                                   205,000
         Phil Weis                                      2,783

         On April 7, 2000, a Consulting Agreement was entered into with James B. Parsons (collecltively, the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements"). On April 1, 2000, a Consulting Agreement was entered into with Jim Hennig (collectively, the "Advisor") pursuant to a consulting agreement (collectively, the "Consulting Agreements"). On March 17, 2000, a Consulting Agreement was entered into with Thad Vaughn (collectively, the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements"). On April 1, 2000, a Consulting Agreement was entered into with Dan Rivera (collectively, the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements). On March 14, 2000, a Consulting Agreement was entered into with Phil Weiss (collectively, the "Advisors") pursuant to a consulting agreement (collectively, the "Consulting Agreements"). The Company has been advised by Advisors that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Advisors and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

         No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

=====================================================================

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION
TO THE COMPANY IS A CRIMINAL OFFENSE.
=====================================================================

         This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.


                 THE DATE OF THIS PROSPECTUS IS APRIL 20, 2000.